Exhibit 99.1

NEWS RELEASE

RAMBUS FILES FISCAL 2006 FINANCIAL STATEMENTS

LOS ALTOS, Calif. – September 14, 2007 – Rambus Inc. (Nasdaq:RMBS) today announced that it has filed with the Securities and Exchange Commission (SEC) its quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and its annual report on Form 10-K for the year ended December 31, 2006. The Company expects to file its quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 as soon as practicable. Once it files the 2007 quarterly reports, the Company expects that it will be current in its SEC filings and expects to regain compliance with NASDAQ’s continued listing requirements.

“The completion of these filings is an important step forward,” said Harold Hughes, president and chief executive officer at Rambus. “We are committed to the best governance practices and providing the markets with full transparency of our accounting practices and controls.”

As previously announced, the Company’s filings were delayed as a result of the independent investigation relating to the Company’s historical stock option granting practices and related accounting. Upon completion of that investigation, the Company recorded a $169.4 million non-cash, pre-tax charge from 1997 through 2005.

As reported in the annual report on Form 10-K, the Company’s net loss for 2006 totaled $13.8 million. Loss before income taxes for this period was $25.7 million, which included $40.5 million of stock based compensation, $13.4 million in expenses related to the stock option investigation and $18.0 million of accruals for the proposed settlement of the class action suit related to the Company’s historical stock option granting practices.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the Company’s financial restatements, the timing of the filing of its financial reports, and compliance with NASDAQ’s listing requirements. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the timing of financial restatements and filing of its financial reports or the Company’s adequacy for continued listing on NASDAQ. Actual results may differ materially. Our business generally is subject to a number of risks which are described in our SEC filings including our Forms 10-K and 10-Q. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,
(in thousands, except per share amounts)	2006	2005	2004
		As restated	As restated
Revenues:
Contract revenues	$26,408	$26,876	$24,742
Royalties	168,916	130,322	120,132

Total revenues	195,324	157,198	144,874

Costs and expenses:
Cost of contract revenues *	30,392	23,733	23,527
Research and development *	68,977	49,116	38,303
Marketing, general and administrative *	104,561	80,418	62,270
Costs of restatement and related legal activities	31,436	—	—

Total costs and expenses	235,366	153,267	124,100

Operating income (loss)	(40,042)	3,931	20,774
Interest and other income, net	14,337	34,830	8,368

Income (loss) before income taxes	(25,705)	38,761	29,142
Provision for (benefit from) income taxes	(11,889)	9,821	6,781

Net income (loss)	$(13,816)	$28,940	$22,361

Net income (loss) per share:
Basic	$(0.13)	$0.29	$0.22

Diluted	$(0.13)	$0.28	$0.21

Weighted average shares used in per share calculations:
Basic	103,048	99,876	101,931

Diluted	103,048	103,530	108,547

* Includes stock-based compensation:
Cost of contract revenues	$8,155	$3,897	$3,293
Research and development	$14,902	$8,056	$5,664
Marketing, general and administrative	$17,466	$8,507	$9,818

RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands)	2006	2005
		As restated
ASSETS
Current assets:
Cash and cash equivalents	$73,304	$42,391
Marketable securities	351,055	118,416
Accounts receivable	846	954
Unbilled receivables	1,748	—
Deferred and prepaid taxes	11,388	3,827
Prepaids and other current assets	4,403	4,419

Total current assets	442,744	170,007
Marketable securities, long term	11,982	194,583
Restricted cash	2,287	2,279
Deferred taxes, long term	98,193	98,544
Intangible assets, net	18,697	23,650
Property and equipment, net	26,019	19,622
Goodwill	3,315	3,315
Other assets	1,380	3,953

Total assets	$604,617	$515,953

LIABILITIES
Current liabilities:
Accounts payable	$10,429	$4,374
Accrued salaries and benefits	12,788	5,894
Accrued litigation expenses	23,143	4,633
Other accrued liabilities	6,075	4,538
Convertible notes	160,000	—
Deferred revenue	6,003	973

Total current liabilities	218,438	20,412

Convertible notes	—	160,000
Deferred revenue, less current portion	1,554	8,317
Other long-term liabilities	2,337	3,757

Total liabilities	222,329	192,486

STOCKHOLDERS’ EQUITY
Common Stock	104	99
Additional paid in capital	550,210	478,519
Deferred stock-based compensation	—	(20,122)
Accumulated deficit	(167,396)	(133,382)
Accumulated other comprehensive loss	(630)	(1,647)

Total stockholders’ equity	382,288	323,467

Total liabilities and stockholders’ equity	$604,617	$515,953

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RMBSER

Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com

Investor Relations:

Nicole Noutsios

Rambus Inc.

(650) 947-5050

ir@rambus.com